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Pricing Supplement                                 Filing Under
To Prospectus Supplement dated June 4, 1997        Rule 424 (b)(2)
and Prospectus dated May 21, 1997
                                                   Registration
Trade Date:  June 24, 1997                         File No.
                                                   333-27141

                               IKON Capital, Inc.
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                          Medium Term Notes, Series C
Principal Amount:.......................................  $150,000,000
Interest Rate:..........................................  6.73%
Interest Payment Dates:.................................  June 15 and December 15
Regular Record Dates:...................................  May 31 and November 30
Stated Maturity:........................................  6/15/01
Specific Currency:......................................  U.S. Dollars
Issue Price (as a percentage of  principal amount):.....  100%
Purchasing Agents and respective purchase commitments:
  -- Lehman Brothers:...................................  $ 37,500,000
  -- Chase Securities Inc.:.............................  $ 37,500,000
  -- Goldman, Sachs & Co.:..............................  $ 37,500,000
  -- Merrill Lynch & Co.:...............................  $ 37,500,000
Purchasing Agents' Discount or Commission (%):..........  0.45%
  -- Selling Concessions (%):...........................  0.30%
  -- Reallowance (%):...................................  0.15%
Type of Sale:...........................................  As Agent: [ ]    As Principal:  [X]
Net Proceeds to the Company:............................  $149,325,000
Settlement Date (original issue date):..................  June 27, 1997
Redemption Commencement Date (if any):..................  N/A
Redemption Period:......................................  N/A
Original Issue Discount Security:.......................  Yes  [ ]     No  [X]
Form:...................................................  Book Entry:  [X]     Certificated:  [ ]
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     The Notes offered by this Pricing Supplement are offered by the applicable
Purchasing Agents, subject to prior sale, withdrawal, cancellation, or modification of the offer without notice, to delivery to and acceptance by such
Purchasing Agents and to certain further legal conditions.  It is expected that delivery of the Notes will be made through the facilities of The Depository
Trust Company on or about June 27, 1997.